First Busey Announces First Quarter 2008 Earnings

Message from our CEO
                          Van A. Dukeman, President & CEO

URBANA, Ill., April 22 /PRNewswire-FirstCall/ - - First Busey Corporation (Nasdaq: BUSE) consolidated net income for the quarter ended March 31, 2008 was $10.0 million compared to $7.7 million for the same period in 2007. Consolidated net income per fully-diluted share for the quarter ended March 31, 2008 totaled $0.28 compared to $0.36 per fully-diluted share for the same period in 2007. Excluding after-tax amortization, net income was $10.7 million or $0.30 per fully-diluted share. In January 2008, we paid a dividend of $0.20 per share or $7.2 million total.

The decline in first quarter per share net income was primarily due to credit related costs. During the first quarter of 2008, we added $1.3 million, after tax, to our provision for loan losses, which represented $0.04 per fully-diluted share. The increase in provision brought our total allowance for loan losses to $42.9 million or 1.37% of loans. Our non-performing loans totaled $32.0 million, which included $26.7 million in non-accrual loans. Once a loan is placed on non-accrual status, we no longer record interest income on the loan, which represents another aspect of credit cost. Our allowance to non-performing loans coverage ratio was 134.3% at March 31, 2008. Net charge offs in the quarter totaled $1.8 million.

FirsTech, Inc., our payment processing subsidiary, continues to perform very well with net income of $0.6 million in the first quarter, which includes $0.1 million of amortization expense, after tax. FirsTech’s return on average equity was 16.6% and return on average tangible equity was 98.0%. Although FirsTech is a small piece of our current organization, you can see why we are excited about FirsTech’s potential.

We have continued to experience deterioration in our loan portfolio, primarily in southwest Florida. Our talented group of management and associates, both in Illinois and Florida, are working diligently to guide your Company through this challenging credit environment. We expect that the credit issues could continue to weigh on our financial performance through 2008 and into 2009. However, we continue to position ourselves to come through this difficult earnings environment ready to take advantage of the opportunities that we hope will follow.

Our strong position is rooted in our quality balance sheet. In addition to our allowance for loan losses, we have maintained our capital, for the organization and our banks, above the minimum standards for a “well capitalized” institution.

The primary strength of our organization is our customers. Our great customers combined with all of our associates in the First Busey organization is an inspiring combination that will lead us through these challenging times, well positioned for future growth. As always, your input and comments are welcome.

Corporate Profile

First Busey Corporation is a $4.3 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois and has forty-five banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. As of March 31, 2008, Busey Bank had total assets of $3.8 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with nine banking centers serving southwest Florida. Busey Bank, N.A. had total assets of $477.3 million as of March 31, 2008.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of March 31, 2008, Busey Wealth Management had approximately $4.1 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states.

Busey provides electronic delivery of financial services through our website, http://www.busey.com.

SELECTED FINANCIAL HIGHLIGHTS
(amounts in thousands, except ratios and per share data)
		Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
EARNINGS & PER SHARE DATA
Net income	$10,004	$4,367	$7,736
Basic earnings per share	$0.28	$0.12	$0.36
Weighted average shares of common stock outstanding	35,949	36,519	21,458
Fully-diluted earnings per share	$0.28	$0.12	$0.36
Weighted average shares of common stock and dilutive
potential common shares outstanding	36,130	36,783	21,540
Market price per share at period end	$21.12	$19.86	$21.43
Price to book ratio	144.96%	136.16%	245.16%
Price to earnings ratio[1]	18.75	41.72	14.68
Cash dividends paid per share	$0.20	$0.18	$0.23
Book value per share	$14.57	$14.59	$8.74
Tangible book value per share	$6.77	$6.86	$6.04
Common shares outstanding	35,858	36,316	21,462
AVERAGE BALANCES
Assets	$4,196,079	$4,154,710	$2,473,712
Investment securities	625,479	626,310	335,007
Gross loans	3,056,701	2,993,724	1,949,238
Earning assets	3,693,418	3,651,718	2,296,780
Deposits	3,230,782	3,209,772	1,996,040
Interest-bearing liabilities	3,505,574	3,297,075	2,033,481
Stockholders' equity	521,701	535,911	185,442
PERIODIC FINANCIAL DATA
Tax equivalized net interest income	$31,858	$33,150	$19,774
Gross loans	3,131,878	3,053,225	1,952,664
Allowance for loan losses	42,924	42,560	23,658
PERFORMANCE RATIOS
Return on average assets[1]	0.96%	0.42%	1.27%
Return on average equity[1]	7.71%	3.23%	16.92%
Net interest margin[1]	3.47%	3.60%	3.49%
Net interest spread	3.31%	3.24%	3.03%
Efficiency ratio[2]	59.17%	63.22%	55.12%
Non-interest revenue as a % of total revenues[3]	30.49%	29.50%	25.03%
Allowance for loan losses to loans	1.37%	1.39%	1.21%
Allowance as a percentage of non-performing loans	134.29%	211.95%	214.24%
Ratio of average loan to average deposits	94.61%	93.27%	97.66%
Ratio of tangible capital to tangible equity	6.11%	6.37%	5.29%
ASSET QUALITY
Net charge-offs	$1,786	$7,287	$230
Non-performing loans	31,964	20,080	11,043
Other non-performing assets	2,476	2,028	1,381

[1]	Quarterly ratios annualized
[2]	Net of security gains and amortization
[3]	Net of interest expense, excludes security gains

Net income was $10.0 million, or $0.28 per fully-diluted share, for the quarter ended March 31, 2008, as compared to $7.7 million, or $0.36 per fully-diluted share, for the comparable period in 2007. Earnings per fully-diluted share decreased 22.2% for the first quarter of 2008 as compared to the same period in 2007. As compared to the fourth quarter of 2007, earnings per fully-diluted share increased 133.3% from $0.12. The increase in net income from first quarter of 2008 over the same period of 2007 related to a full quarter of earnings contribution from the Main Street merger. The improvement from first quarter of 2008 over fourth quarter 2007 was largely due to decreased credit costs.

Busey Bank’s net income was $11.6 million for the first quarter of 2008, as compared to $7.9 million for the same period in 2007, an increase of 46.8%. The increase in net income as compared to prior year was primarily due to a full quarter of net income contribution from the merger with Main Street Bank & Trust. During the first quarter of 2008, Busey Bank recorded $0.4 million, after tax, of loan loss provision as compared to $0.2 million, after tax, of loan loss provision recorded during 2007. Additionally, Busey Bank recorded $0.4 million gain, after tax, arising from the VISA IPO in the first quarter of 2008.

Busey Bank, N.A.’s net loss was $1.1 million, exclusive of FirsTech’s net income of $0.6 million, for the first quarter of 2008, as compared to $0.4 million of net income for the same period in 2007. The net loss position was primarily related to the loan loss provision of $0.9 million, after tax, recorded during the first quarter of 2008 as compared to no loan loss provision recorded during 2007. Busey Bank, N.A. experienced additional credit related costs through the management of non-accrual loans and other real estate owned (OREO), which total $0.2 million, after-tax, for 2008. Many non-accrual loans and OREO require the banks to pay maintenance, taxes and insurance on the underlying collateral, which is expensed as incurred.

FirsTech, Inc., a wholly-owned subsidiary of Busey Bank, N.A., had net income of $0.6 million for the first quarter of 2008, an increase of  $0.2 million from the fourth quarter of 2007.

Busey Wealth Management’s net income was $0.4 million for the first quarter of 2008, which was the first full quarter of our combined wealth management group. Despite a 7.55% decline in the Dow Jones Industrial Average in the first quarter of 2008, Busey Wealth Management ended March with $4.1 billion in assets under care, representing only a 2.38% decline.

Loan Portfolio Quality: The Company experienced continued deterioration in its loan portfolio during the first quarter of 2008. Total non-performing assets were $34.5 million at March 31, 2008, compared to $22.1 million at December 31, 2007 and $21.0 million on a pro-forma combined basis with Main Street at March 31, 2007. Busey Bank and Busey Bank, N.A. had $18.7 million and $15.7 million in non-performing assets, respectively. Total non-performing assets in Florida were $17.4 million, with $1.7 million in Busey Bank and $15.7 in Busey Bank, N.A. The remaining $17.0 million of non-performing assets were primarily within the downstate Illinois market.

Non-accrual loans totaled $26.7 million, or 0.9% of gross loans, at March 31, 2007. Non-accrual loans primarily consisted of commercial non-accruals of $17.4 million and personal real estate loans of $9.3 million. Geographically, $15.6 million of non-accrual loans were in Florida with the remainder primarily located in downstate Illinois.

The Company’s 90+ days past due loans totaled $5.3 million, or 0.2% of gross loans, at March 31, 2007. Commercial accruing loans 90+ days past due were $3.8 million at March 31, 2008. The portion of 90+ days past due loans related to personal residential real estate loans was $1.5 million at March 31, 2008.

Other real estate owned totaled $2.5 million at March 31, 2008. Geographically, $1.6 million of OREO was located in southwest Florida with the remainder primarily in downstate Illinois at in downstate Illinois at March 31, 2008.

Net charge offs for the first quarter of 2008 were $1.8 million, compared with $7.3 million for the fourth quarter of 2007 and $1.5 million on a pro-forma combined basis with Main Street at March 31, 2007.

Provision for loan losses was $2.2 million during the first quarter of 2008 compared to $11.7 million in the fourth quarter of 2007 and $0.3 million in the comparable period of 2007.

 As a percentage of total outstanding loans, the allowance for loan losses was 1.37% at March 31, 2008 and 1.39% at December 31, 2007, and 1.21% as of March 31, 2007. Total allowance for loan losses was $42.9 million at March 31, 2008, representing 134.3% coverage of non-performing loans.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	March 31,	December 31,	March 31,
	2008	2007	2007
Assets
Cash and due from banks	$123,068	$125,228	$48,977
Federal funds sold	—	459	57,701
Investment securities	600,953	610,422	328,004
Net loans	3,088,954	3,010,665	1,929,006
Premises and equipment	81,269	80,400	40,452
Goodwill and other intangibles	279,982	280,487	57,877
Other assets	77,596	85,264	48,495
Total assets	$4,251,822	$4,192,925	$2,510,512
Liabilities & Stockholders' Equity
Non-interest bearing deposits	$395,115	$389,672	$246,124
Interest-bearing deposits	2,853,193	2,817,526	1,796,253
Total deposits	$3,248,308	$3,207,198	$2,042,377
Federal funds purchased & securities
sold under agreements to repurchase	142,496	203,119	55,855
Short-term borrowings	116,000	10,523	1,000
Long-term debt	127,910	150,910	148,650
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	39,487	36,478	20,022
Total liabilities	$3,729,201	$3,663,228	$2,322,904
Total stockholders' equity	$522,621	$529,697	$187,608
Total liabilities & stockholders' equity	$4,251,822	$4,192,925	$2,510,512
Per Share Data
Book value per share	$14.57	$14.59	$8.74
Tangible book value per share	$6.77	$6.86	$6.04
Ending number of shares outstanding	35,858	36,316	21,462

Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)	Three Months Ended March 31,
	2008	2007
Interest and fees on loans	$51,651	$35,515
Interest on investment securities	6,801	3,761
Other interest income	105	159
Total interest income	$58,557	$39,435
Interest on deposits	22,847	16,586
Interest on short-term borrowings	1,759	705
Interest on long-term debt	1,730	1,884
Junior subordinated debt owed to unconsolidated trusts	959	999
Total interest expense	$27,295	$20,174
Net interest income	$31,262	$19,261
Provision for loan losses	2,150	300
Net interest income after provision for loan losses	$29,112	$18,961
Fees for customer services	3,851	2,666
Trust fees	3,073	1,710
Remittance processing	2,947	—
Commissions and brokers' fees	702	585
Gain on sales of loans	1,160	656
Net security gains	472	503
Other	1,979	812
Total non-interest income	$14,184	$6,932
Salaries and wages	11,512	6,655
Employee benefits	3,136	1,642
Net occupancy expense	2,464	1,463
Furniture and equipment expense	1,917	824
Data processing expense	1,688	534
Amortization expense	1,130	255
Other operating expenses	6,246	3,325
Total non-interest expense	$28,093	$14,698
Income before income taxes	$15,203	$11,195
Income taxes	5,199	3,459
Net income	$10,004	$7,736
Per Share Data
Basic earnings per share	$0.28	$0.36
Fully-diluted earnings per share	$0.28	$0.36
Diluted average shares outstanding	36,130	21,540

Special Note Concerning Forward-Looking Statements

This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Special Note Concerning Goodwill and Identifiable Intangibles

The excess purchase price resulting from the merger with Main Street Trust, Inc. has been allocated to goodwill and identifiable intangibles assets in accordance with current accounting guidance, to the extent that supportable documentation was available at March 31, 2008. Such amounts are subject to adjustment in the near term as additional analysis is performed or obtained from third party sources.

CONTACT: Barbara Harrington, EVP & CFO of First Busey Corporation,

217-365-4516